UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*




                            CYBERARK SOFTWARE LTD.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                       Ordinary Shares, par value NIS 0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    M2682V108
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2014
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,726,317
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,726,317

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,726,317


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,726,317
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,726,317

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,726,317


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               264,231
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               264,231

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           264,231


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               264,231
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               264,231

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           264,231


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               343,586
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               343,586

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           343,586


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               79,355
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               79,355

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           79,355


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               343,586
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               343,586

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           343,586


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               557,151
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               557,151

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           557,151


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               557,151
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               557,151

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           557,151


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               244,530
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               244,530

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           244,530


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. M2682V108                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               244,530
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               244,530

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           244,530


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   CYBERARK SOFTWARE LTD.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   94 Em-Ha'moshavot Road
                   Park Azorim, P.O. Box 3143
                   Petach Tikva, 4970602, Israel


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   MBD 2011, L.P.
                   MBD 2011 ADVISORS, L.L.C.
                   MBD 2011 HOLDINGS, L.P.
                   MBD 2011 OFFSHORE, L.P.
                   MBD 2011 OFFSHORE ADVISORS, INC.
                   BRIDGE STREET 2011, L.P.
                   BRIDGE STREET 2011 ADVISORS, L.L.C.
                   BRIDGE STREET 2011 OFFSHORE, L.P.
                   BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.


Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.,
                   GOLDMAN, SACHS & CO.,
                   MBD 2011, L.P.,
                   MBD 2011 ADVISORS, L.L.C.,
                   MBD 2011 HOLDINGS, L.P.,
                   MBD 2011 OFFSHORE, L.P.,
                   MBD 2011 OFFSHORE ADVISORS, INC.,
                   BRIDGE STREET 2011, L.P.,
                   BRIDGE STREET 2011 ADVISORS, L.L.C.,
                   BRIDGE STREET 2011 OFFSHORE, L.P.,
                   BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

                   200 West Street
                   New York, NY 10282


Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   MBD 2011, L.P. - Delaware
                   MBD 2011 ADVISORS, L.L.C. - Delaware
                   MBD 2011 HOLDINGS, L.P. - Cayman Islands
                   MBD 2011 OFFSHORE, L.P. - Cayman Islands
                   MBD 2011 OFFSHORE ADVISORS, INC. - Cayman Islands
                   BRIDGE STREET 2011, L.P. - Delaware
                   BRIDGE STREET 2011 ADVISORS, L.L.C. - Delaware
                   BRIDGE STREET 2011 OFFSHORE, L.P. - Cayman Islands
                   BRIDGE STREET 2011 OFFSHORE ADVISORS, INC. - Cayman Islands


Item 2(d).         Title of Class of Securities:
                   Ordinary Shares, par value NIS 0.01

Item 2(e).         CUSIP Number:
                   M2682V108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


	  (j).[  ]  A non-U.S.institution in accordance with
                     Rule 13d-1(b)(1)(ii)(J);

          (k).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

	   If filing as a non-US institution in accordance with Rule 13d-1(b)
           (1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable


Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by
(i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2015

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 ADVISORS, L.L.C.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 ADVISORS, L.L.C.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.4          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.5          Power of Attorney, relating to
                MBD 2011, L.P.
  99.6          Power of Attorney, relating to
                MBD 2011 ADVISORS, L.L.C.
  99.7          Power of Attorney, relating to
                MBD 2011 HOLDINGS, L.P.
  99.8          Power of Attorney, relating to
                MBD 2011 OFFSHORE, L.P.
  99.9          Power of Attorney, relating to
                MBD 2011 OFFSHORE ADVISORS, INC.
  99.10          Power of Attorney, relating to
                BRIDGE STREET 2011, L.P.
  99.11          Power of Attorney, relating to
                BRIDGE STREET 2011 ADVISORS, L.L.C.
  99.12          Power of Attorney, relating to
                BRIDGE STREET 2011 OFFSHORE, L.P.
  99.13          Power of Attorney, relating to
                BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

                                                                 EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, par value NIS 0.01, of CYBERARK SOFTWARE LTD.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 17, 2015

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 ADVISORS, L.L.C.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             MBD 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 ADVISORS, L.L.C.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE, L.P.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

             BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.

             By:/s/  Priya  Iyer
              ----------------------------------------
             Name:   Priya  Iyer
             Title:  Attorney-in-fact

                                                                 EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The GOLDMAN SACHS GROUP, INC.
("GS Group"), as a parent holding company, are owned by MBD 2011 Holdings, L.P.,
 MBD 2011, L.P., MBD 2011 Offshore, L.P., MBD 2011 Advisors, L.L.C., MBD 2011 Offshore Advisors, Inc., Bridge Street 2011, L.P., Bridge Street 2011 Advisors,
 L.L.C., Bridge Street 2011 Offshore, L.P. and Bridge Street 2011 Offshore Advisors, Inc.(collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the GS Investing Entities.
Goldman Sachs serves as the investment manager of certain of the GS Investing Entities and is a wholly owned subsidiary of GS Group.

                                                                 EXHIBIT (99.3)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The Company has the unrestricted right to unilaterally revoke this Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


THE GOLDMAN SACHS GROUP, INC.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Executive Vice President and
	    General Counsel


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, employee of the Company, as additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-
fact power and authorityto act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates. The
 Company has the unrestricted right to unilaterally revoke this Power of Attorney.
This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 27, 2012.


GOLDMAN, SACHS & CO.


By: /s/ Gregory K. Palm
____________________________
Name: 	Gregory K. Palm
Title: 	Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Jeremy Kahn, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO (the "Company") , pursuant to that Power of Attorney dated November 27, 2012 (the "POA"), does hereby designate Priya Iyer, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 1, 2013.


GOLDMAN, SACHS & CO


By:   /s/ Jeremy Kahn
____________________________
Name: Jeremy Kahn
Title: Attorney-In-Fact

                                                                EXHIBIT (99.5)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



MBD 2011, L.P.,
By:  MBD Advisors, L.L.C., its general partner


By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 17, 2015.


MBD 2011 ADVISORS, L.L.C.
By:  MBD 2011, L.P., its general partner



By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Holdings, L.P. (the
"Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



MBD 2011 HOLDINGS, L.P.
By:  MBD 2011 Offshore Advisors, Inc., its general partner


By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Offshore, L.P. (the
"Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



MBD 2011 OFFSHORE, L.P.
By:  MBD 2011 Offshore Advisors, Inc., its general partner


By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD 2011 Offshore Advisors, Inc.
(the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



MBD 2011 OFFSHORE ADVISORS, INC.


By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn, and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



BRIDGE STREET 2011, L.P.
By:  Bridge Street 2011 Advisors, L.L.C., its general partner


By: /s/Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.11)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Advisors, L.L.C. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer, Brian Bae, Lee Tryhorn and Leo Herskovich
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in -fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 14, 2015.



BRIDGE STREET 2011 ADVISORS, L.L.C.


By: /s/Scott Kilpatrick
___________________________
Name:  Scott Kilpatrick
Title: Vice President

                                                                EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of
The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011 OFFSHORE, L.P.
By:  Bridge Street 2011 Offshore Advisors, Inc., its general partner


By:____________________________
Name:  Kathryn Sloan
Title: Vice President

                                                                EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that Bridge Street 2011 Offshore
Advisors, Inc. (the "Company") does hereby make, constitute and appoint each of Dan Deluca, Jeremy Kahn, Priya Iyer and Brian Bae (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of January 6, 2014.



BRIDGE STREET 2011 OFFSHORE ADVISORS, INC.


By:____________________________
Name:  Kathryn Sloan
Title: Vice President